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                                                                     EXHIBIT 2.2


                     AGREEMENT OF PURCHASE AND SALE OF STOCK


         This AGREEMENT OF PURCHASE AND SALE OF STOCK ("Agreement") is made this 2nd day of July, 1999, by and among PETQUARTERS, INC., an Arkansas corporation ("PetQuarters"), PQ Acquisition Company II, Inc., an Arkansas corporation to be formed by and as a wholly-owned subsidiary of PetQuarters (the "Purchaser"), CHARTENDURE LIMITED, a United Kingdom private company limited by shares ("Chartendure"), and PATRIC JUDGE, HUGH O'NEILL and TOM McMEEKIN, each an individual resident of the United Kingdom ("U.K.") (collectively, the "Shareholders"). Chartendure and the Shareholders are collectively referred to as the "Selling Parties."

                                    RECITALS

         WHEREAS, the Shareholders have represented that they own all of the outstanding stock of Chartendure;

         WHEREAS, PetQuarters desires to purchase from the Shareholders, and the Shareholders desire to sell to PetQuarters, all of the outstanding stock of Chartendure (the "Shares");

         WHEREAS, Chartendure desires that the Transaction be consummated.;

         WHEREAS, PetQuarters and the Shareholders have determined that the most advantageous method for PetQuarters to acquire all of the Shares is by use of a subsidiary wholly-owned by PetQuarters;

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the terms identified below in this Article I shall have the meanings indicated, unless a different and common meaning of the term is clearly indicated by the context.

         AFFILIATE. With respect to any person, Entity or Party, (i) any person, Entity or Party controlling, controlled by or under common control with any such person, Entity or Party or (ii) any director or executive officer of any such person, Entity or Party or of any person, Entity or Party referred to in clause
(i) of this definition.

         AGREEMENT. This Agreement of Purchase and Sale of Stock, including all of its Schedules and Exhibits, and including all duly adopted amendments, modifications, and supplements.



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         CLOSINGS. The completion of each of the four stages of the Transaction
(herein referred to as the "First Closing," "Second Closing," "Third Closing," and "Final Closing,"), to take place as described in Article IX hereof.

         CLOSING DATE. The date on which each of the Closings actually occur, but each of the Closings shall not in any event be prior to satisfaction or waiver of the conditions to Closing set forth in Article VIII hereof.

         CODE. The Internal Revenue Code of 1986, as amended and in effect at the time of execution of the Agreement.

         COMPANY FINANCIAL STATEMENTS. Chartendure's statement of account dated June 21, 1999.

         CONTROL. The possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, Entity or Party, whether through the ownership of voting securities or voting interests, by contract or otherwise.

         CONFIDENTIAL INFORMATION.  As defined in Section 5.2.

         CUSTOMER. Any person or Entity for whom the applicable Company provided or sold products or services within the two years immediately prior to the Closing Date.

         DEFECT NOTICE.  As defined in Section 4.14.

         ENTITY. A corporation, partnership, sole proprietorship, trust, joint venture, limited liability company or other form of organization formed for the conduct of a business whether active or passive.

         EQUITY. The shareholders' equity as reflected on the applicable Company Financial Statements.

         GAAP. Generally accepted accounting principles consistently applied, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with generally accepted accounting principles.

         INDEMNIFIED PARTY. As defined in Section 7.4.

         INDEMNIFYING PARTY. As defined in Section 7.4.

         INVENTORIES. All inventories of raw materials and supplies, manufactured and purchased parts, work in process and finished goods customarily reflected as assets in balance sheets of Entities prepared in accordance with GAAP.

         (POUND) OR POund. The pound sterling as valid currency of the U.K.

         LIABILITIES. At any point in time (the "Determination Time"), the obligations of Chartendure, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time to the Determination Time.



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         LOSSES. With respect to any person, Entity or Party, any payment, loss, liability, obligation, damage (including, without limitation, consequential, punitive, special or otherwise), deficiency, lien, judgment, cost or expense (including, without limitation, reasonable attorneys' and accountants' fees and expenses and court costs) of any kind, nature or description.

         OFFERING MEMORANDUM. PetQuarters' Confidential Private Offering Memorandum dated June, 1999.

         PARTIES. The Purchaser, PetQuarters and the Selling Parties.

         PAYABLES. Liabilities of Chartendure arising from the borrowing of money or the incurring of obligations for merchandise or goods purchased.

         PENSION PLAN. A "pension plan" or "employee pension benefit plan".

         PETQUARTERS' FINANCIAL STATEMENTS. PetQuarters' audited statement of accounts dated June 30, 1998.

         PROPRIETARY RIGHTS. Trade secrets, copyrights, patents, trademarks, service marks, and all similar types of intangible property developed, created, or owned by Chartendure, or used by Chartendure in connection with its business, whether or not the same are entitled to legal protection, specifically including but not limited to the website listings petpage.co.us, petspages.co.uk, petpages.com and petspages.com.

         PURCHASE PRICE. As defined in Section 2.2.1.

         PURCHASER. PQ Acquisition Company II, Inc., an Arkansas corporation.

         PURCHASER INDEMNITEE. The Purchaser, any affiliate of the Purchaser, any person or Entity with whom the Purchaser is affiliated or with whom the Purchaser has a partnership or joint venture relationship (a "Purchaser Partner"), and any officer, director, shareholder, employee, agent, attorney, joint venturer, partner (limited or general), servant, representative, trustee, successor or assign of the Purchaser or of any Purchaser Partner or of any affiliate of the Purchaser or any Purchaser Partner.

         PURCHASE SHARES. A number of shares of common stock of PetQuarters, not to exceed 900,000.

         REAL PROPERTY. Land plus all buildings, improvements and fixtures located thereon.

         RECEIVABLES. Accounts receivable, notes receivable, and other obligations appearing as assets on the books of Chartendure, and customarily reflected as assets in balance sheets of Entities prepared in accordance with GAAP, indicating moneys owed to the Entity.

         SELLING PARTY INDEMNITEE. The Selling Parties, any affiliate of any Selling Party, any person or Entity with whom any Selling Party is affiliated or with whom a Selling Party has a partnership or joint venture relationship (a "Selling Party Partner"), and any officer, director, shareholder, employee, agent, attorney, joint venturer, partner (limited or general), servant, representative, trustee, successor or assign of






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any Selling Party or of any Selling Party Partner or of any affiliate of the
Selling Party or any Selling Party Partner.

         SHARES. The 100 shares of Chartendure's voting stock, owned by the Shareholders and representing all of the outstanding shares of Chartendure's voting stock.

         SHAREHOLDERS. Patric Judge, Hugh O'Neill and Tom McMeekin.

         SHAREHOLDER INDEMNIFIABLE CLAIMS. As defined in Section 7.2.

         SELLING PARTIES. Chartendure and the Shareholders.

         TAX OR TAXES. (i) All U.K. and U.S. federal, foreign, state, county or local net or gross income, gross receipts, sales, use, ad valorem, value-added, franchise, production, severance, windfall profit, withholding, payroll, employment, excise or similar taxes, assessments, duties, fees, levies, penalties, financial assurance or other governmental charges (together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto, and any interest in respect of such penalties, additions or additional amounts), and (ii) liability for the payment of any consolidated tax (together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto, and any interest in respect of such penalties, additions or additional amounts) of the type described in clause (i) of this paragraph.

         THIRD PARTY. As defined in Section 6.8.

         THIRD PARTY CLAIM. As defined in Section 7.5.

         TRANSACTION. The purchase and sale of the Shares as contemplated by this Agreement and all incidental actions or related transactions contemplated hereby.

         U.K. The United Kingdom.

         U.S. The United States.

         VENDOR. Any third party selling or licensing a product or service to Chartendure on or prior to a Closing Date.

         WELFARE PLAN. A "welfare plan" or an "employee welfare benefit plan" or similar employee benefit program for which either the U.S. or U.K. government has established legal requirements or obligations for creating, funding, termination, qualification, or discrimination between various classes of employees.



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                                   ARTICLE II
                                 THE TRANSACTION

         2.1 THE TRANSACTION. Upon execution of this Agreement by PetQuarters, the Shareholders, and Chartendure, PetQuarters shall form the Purchaser and transfer 900,000 shares of stock of PetQuarters ("Purchase Shares") to the Purchaser in exchange for all of the stock of the Purchaser. Thereafter, upon the terms and subject to the conditions set forth in this Agreement, on each of the Closing Dates, the Shareholders shall sell, grant, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Shareholders Shares as set forth herein. At the completion of the final Closing Date, the Shareholders shall have transferred all of the Shares to Purchaser. The exact number of Shares to be sold by the Shareholders hereunder is 100 shares of Chartendure common stock, (pound)1 par value.

         2.2 PURCHASE PRICE.

             2.2.1 PURCHASE PRICE. The purchase price for the Shares shall be 900,000 shares of PetQuarters (as paid in accordance of Sections 2.2.2, 2.2.3, 2.2.4 and 2.2.5 below, being herein referred to as the "Purchase Price").

             2.2.2 FIRST CLOSING DATE. At the First Closing Date, as set forth herein, the Purchaser shall deliver to the Shareholders in accordance with the allocation schedule set forth in Section 2.2.6, 225,000 Purchase Shares in exchange for 26 Shares (26% of the Shares). The First Closing Date shall occur upon the following events:

             o Signing by PetQuarters of a design and development agreement (the "Design Agreement") for the design of a new PetPages/PetQuarters ("PP/PQ") Web Site with a professional design firm (the "PDF") on terms satisfactory to PetQuarters and Chartendure.

             o Agreement by PetQuarters and Chartendure on the definition of a new PP/PQ site map and acceptance of the site map by the PDF as sufficient to begin design work.

             o Agreement by PetQuarters and Chartendure on the definition of the requirements for, and identification of a suitable Content Management System ("CMS"), and approval of the CMS by the PDF as sufficient to begin design work.

             2.2.3 SECOND CLOSING DATE. At the Second Closing Date, as set forth herein, the Purchaser shall deliver to the Shareholders in accordance with the allocation schedule set forth in Section 2.2.6, 225,000 Purchase Shares in exchange for 23 Shares (23% of the Shares). The Second Closing Date shall occur upon the following events:

             o Progress billings from the PDF in the amount of One-Third (1/3) of the project cost estimates set out in the Design Agreement. The parties anticipate that this stage of the design project will include:

                    o    Interface of key elements of the PP/PQ site.

                    o    Production of initial sample pages.

                    o Approval of sample pages by PetQuarters and Chartendure.




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                    o    Usability review.

             2.2.4 THIRD CLOSING DATE. At the Third Closing Date, as set forth herein, the Purchaser shall deliver to the Shareholders in accordance with the allocation schedule set forth in Section 2.2.6, 225,000 Purchase Shares in exchange for 26 Shares (26% of the Shares). The Third Closing Date shall occur upon the following events:

             o Progress billings from the PDF in the amount of Two-Thirds (2/3) of the project cost estimates set out in the Design Agreement. The parties anticipate that this stage of the design project will include:

                   o     Final design modifications.

                   o     Technical Implementation.

                   o     Navigation feasibility and scalability evaluation.


             2.2.5 FINAL CLOSING DATE. At the Final Closing Date, as set forth herein, the Purchaser shall deliver to the Shareholders in accordance with the allocation schedule set forth in Section 2.2.6, 225,000 Purchase Shares in exchange for 25 Shares (25% of the Shares). The Final Closing Date shall occur upon the following events:

                  o      Launch of PP/PQ Web Site.

             2.2.6 ALLOCATION OF PURCHASE SHARES. Each payment and transfer of the Purchase Shares shall be allocated to each of the Shareholders in proportion to his pro rata ownership of all Shares as set forth below:

                           Patric Judge                       90 shares

                           Hugh O'Neill                        5 shares

                           Tom McMeekin                        5 shares

         2.3 PARTIES TO THE AGREEMENT AND TRANSACTION. To the extent that any provision of this Agreement calls for agreement by Chartendure as a party hereto, such provision shall mean Chartendure as it exists prior to consummation of the Transaction. If, after such consummation, any provision hereof requires amendment, modification, interpretation, etc., the same may be accomplished by the Shareholders and the Purchaser, without the participation of Chartendure.

         2.4 FUNDING FOR DEVELOPMENT OF CLOSING ACHIEVEMENTS. PetQuarters shall fund all costs of developing the PP/PQ Web Site, including charges by the PDF under the Design Agreement, and direct costs incurred by Chartendure, pursuant to a budget approved by PetQuarters, with respect to the design project.




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         2.5 SEVERANCE. PetQuarters and Chartendure shall establish a reasonable time line for the development stages of the PP/PQ Web Site upon the signing of this Agreement. In the event that any of the critical project milestones set out in the time line are not achieved within a reasonable period of time not to exceed two (2) months after they are scheduled to occur, then either Purchaser or the Shareholders as a group, shall have the right to terminate this Agreement with respect to the purchase of any shares of Chartendure for which a Closing Date has not occurred. Such termination shall not limit any other rights that the parties may have under this Agreement. In such event, Shareholders shall have the right to reacquire all or a portion of any Shares previously transferred to PetQuarters in exchange for the corresponding proportion of Purchase Shares received by them, and reimbursement to PetQuarters of a pro rata portion of any funds expended by PetQuarters in development costs under this Agreement.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                          PETQUARTERS AND THE PURCHASER

         PetQuarters and the Purchaser hereby jointly and severally represent and warrant to the Selling Parties:

         3.1 ORGANIZATION AND QUALIFICATION. PetQuarters is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. Prior to the First Closing Date, the Purchaser shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas.

         3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized and approved by the Board of Directors of PetQuarters and no other corporate proceedings on the part of PetQuarters are necessary to approve and adopt this Agreement or to approve the consummation of the Transaction. This Agreement has been duly and validly executed and delivered by PetQuarters and constitutes a valid and binding Agreement of PetQuarters, enforceable against PetQuarters in accordance with its terms.

         3.3 BROKERS. No agent, broker, finder, investment banker, person, Entity or firm acting on behalf of the PetQuarters or under its authority is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Transaction.

         3.4 PURCHASE SHARES. As of each Closing Date, the Purchase Shares to be delivered on such Closing Date shall be duly authorized, validly issued and fully paid and non-assessable.

         3.5 PETQUARTERS' FINANCIAL STATEMENTS. Correct copies of PetQuarters most recent audited financial statements have been provided to the Selling Parties. The PetQuarters' Financial Statements (i) fairly and accurately present the financial position and condition of the company as at the date thereof and for the periods then ended, (ii) are complete, correct and in accordance with the books of account and records of company and (iii) can be legitimately reconciled with the financial records maintained and the accounting methods applied by it for tax purposes.



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         3.6 OFFERING MEMORANDUM. The Offering Memorandum is a full and fair summary of the business and affairs of PetQuarters as it currently is carried on and is contemplated in the future, and all material risk and loss contingencies.

         3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of Pet Quarters' Financial Statements, PetQuarters has not, except as set forth in the Offering Memorandum, experienced any material adverse change in the assets, business condition (financial or otherwise), operations, or prospects of PetQuarters.

         3.8 TAXES. PetQuarters has duly and timely filed or caused to be filed all Tax returns (including, without limitation, consolidated and/or combined tax returns), reports, and declarations that are required by applicable law to be filed by it, and has paid, or made full and adequate provision for the payment of, all Taxes shown to be due for the periods covered by such returns, reports, and declarations, except such taxes, if any, as are adequately reserved against in the PetQuarters' Financial Statements.

         3.9 ACCURACY OF INFORMATION. None of PetQuarters representations, warranties or statements contained in this Agreement or in any other document delivered to Selling Parties in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading. The statements, data and information in the Offering Memorandum relating to future actions do not constitute representations or warranties of PetQuarters.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                             OF THE SELLING PARTIES

         Each of the Selling Parties, jointly and severally, represents and warrants to PetQuarters and the Purchaser as follows:

         4.1 ORGANIZATION AND QUALIFICATION. Chartendure is a U.K. private company limited by shares duly organized, validly existing and in good standing under the laws of the U.K. and has the requisite corporate power and authority to own its properties and carry on its business as it is now being conducted. Chartendure is duly licensed or qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, are such that qualification as a foreign corporation or business entity in that jurisdiction is required by law, except in any such case where the failure to be so qualified would not have a material adverse effect on the assets, business, condition (financial or otherwise), operations or prospects of Chartendure.

         4.2 CAPITALIZATION; OWNERSHIP OF SHARES. The authorized capital of Chartendure is (pound)1,000 consisting of 1,000 ordinary shares of (pound)1 each, of which only 100 shares are issued and outstanding. The Shares are duly authorized, validly issued and fully paid, and have been issued in compliance with U.K. laws. There are no outstanding subscriptions, options, warrants, convertible instruments or other rights, agreements or commitments obligating Chartendure to sell or issue, or to require the Shareholders to sell or otherwise transfer, any capital stock or other securities of Chartendure. All of the issued and outstanding Shares are owned of record and beneficially by the Shareholders, free and clear of any liens, encumbrances,






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security interests, options, pledges, agreements, claims, charges or restrictions of any nature whatsoever. The Shareholders have full power to transfer the Shares to the Purchaser without obtaining the further consent or approval of any other person, Entity or governmental authority.

         4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly and validly executed and delivered by the Selling Parties and constitutes a valid and binding Agreement of each of the Selling Parties enforceable in accordance with its terms. Chartendure has all requisite corporate power and authority to enter into this Agreement and to carry out the Transaction, and its doing so has been duly and sufficiently authorized by the Board of Directors of Chartendure and the Shareholders.

         4.4 ABSENCE OF BREACH; NO CONSENTS. The execution, delivery, and performance of this Agreement, and the performance by Chartendure and the Shareholders of their respective obligations hereunder will not (i) violate or conflict with any of the provisions of the Articles of Association or Bylaws of Chartendure as amended to the date hereof; (ii) contravene any law, ordinance, rule, or regulation of the U.K. or of any applicable foreign jurisdiction, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds Chartendure or any of its material properties; (iii) result in a breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance of all or any part of the property of Chartendure pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien or other agreement or instrument to which Chartendure or the any of the Shareholders are a party or by which any of them is bound; (iv) require the authorization, consent, approval of, or license, declaration, filing or registration with, any governmental or regulatory authority or any third party; or (v) constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in the business of Chartendure.

         4.5 BROKERS. No agent, broker, finder, investment banker, person, Entity or firm acting on behalf of the Selling Parties or under their authority is entitled to any brokerage, finder's, or other fee or commission in connection with this Agreement or the Transaction.

         4.6 COMPANY FINANCIAL STATEMENTS. Correct copies of the Company Financial Statements have been provided to PetQuarters. The Company Financial Statements (i) fairly and accurately present the financial position and condition of Chartendure as at the date thereof and for the periods then ended,
(ii) are complete, correct and in accordance with the books of account and records of Chartendure and (iii) can be legitimately reconciled with the financial records maintained and the accounting methods applied by it for U.K. tax purposes. From the date hereof through the Closing Date, Chartendure will continue to prepare financial statements on the same basis that it has done so in the past, will promptly deliver the same to PetQuarters, and each Selling Party agrees that from and after such delivery the foregoing representations will be applicable to each financial statement so prepared and delivered.

         4.7 NO UNDISCLOSED LIABILITIES. To the knowledge of Chartendure and the Shareholders, Chartendure does not have any Liabilities which are not adequately reflected or reserved against on the face of the Company Financial Statements, except Liabilities incurred since the date of the Company Financial Statements in the ordinary course of business and consistent with past practice, in each case in normal amounts and none of which is materially adverse, or except as otherwise disclosed herein.



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         4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS SINCE MAY 4, 1999. Since May
4, 1999, Chartendure has not, except as set forth on Schedule 4.8 hereof:

             (i) experienced any material adverse change in the assets, business, condition (financial or otherwise), operations, or prospects of Chartendure;

             (ii) suffered any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the assets, business, condition (financial or otherwise), operations, or prospects of Chartendure;

             (iii) entered into, amended or terminated any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) of or involving Chartendure other than this Agreement and agreements executed in the ordinary course of business;

             (iv) redeemed, repurchased or otherwise acquired for value its capital stock, or issued any of its capital stock or securities convertible into or rights to acquire any such capital stock, or declared, set aside or paid any dividend or distribution on its capital stock;

             (v) transferred or granted any rights under any of its material leases, licenses, agreements, patents, trademarks, trade names, or copyrights;

             (vi) transferred, leased or otherwise disposed of any its assets or properties other than in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties, or entered into any agreement relating to the foregoing;

             (vii) mortgaged, pledged, or subjected to any lien or other encumbrance any of its assets or properties, other than in the ordinary course of business, or entered into any agreement relating to the foregoing; or

             (viii) made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any material transaction with, any officer or employee, or changed the nature of any supplemental benefits provided to any such executives or other employees.

         4.9 TAXES. Chartendure has duly and timely filed or caused to be filed all U.K. and foreign Tax returns (including, without limitation, consolidated and/or combined tax returns), reports, and declarations that are required by applicable law to be filed by it, and has paid, or made full and adequate provision for the payment of, all U.K. and other Taxes shown to be due for the periods covered by such returns, reports, and declarations, except such taxes, if any, as are adequately reserved against in the Financial Statements. Except as set forth on Schedule 4.9 hereof, no deficiency in payment of Taxes for any period has been asserted by any taxing body and remains unsettled at the date hereof.

         4.10 NO BREACH OR DEFAULT. Chartendure is not in breach, violation or default under any contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of






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notice or the passage of time or both, would constitute a breach, violation or default under any such contract, and Chartendure has not received notice of any claim or assertion that it is or may be in any such breach, violation or default. The Selling Parties have no reason to believe that the parties to such contracts will not fulfill their obligations under such contracts in all material respects or are threatened with insolvency.

         4.11 LITIGATION.

              4.11.1 Schedule 4.11 hereof sets forth a list and a summary description of all pending or, to the knowledge of Chartendure or any of the Shareholders, threatened actions, suits, proceedings, disputes or investigations by or against the any of the Shareholders, Chartendure or any of its respective officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of Chartendure or the transactions contemplated by this Agreement, setting forth, with respect to each action, suit, proceeding, dispute or investigation, (i) any reserves reflected in the Financial Statements and (ii) the existence and extent of insurance coverage.

              4.11.2 Except as set forth on Schedule 4.11 hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Chartendure or any of the Shareholders, threatened before any U.K. or U.S. federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against any of the Shareholders, Chartendure or any of its respective officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of Chartendure or the transactions contemplated by this Agreement, nor does there exist any fact which might reasonably be expected to give rise to any such suit, proceeding, dispute or investigation.

              4.11.3 Except as set forth on Schedule 4.11 hereof, neither Chartendure nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any U.K. or U.S. federal, state or local court or governmental or regulatory authority or arbitrator, which adversely affects or might reasonably be expected to affect the assets, properties, business operations, prospects, net income or financial condition of Chartendure or which would or might reasonably be expected to interfere with the transactions contemplated hereby.

         4.12 EMPLOYEES, ETC. Except as disclosed in Schedule 4.12 hereof, Chartendure does not have any employees or any collective bargaining, bonus, profit sharing, compensation, or other plans, agreements, trusts, funds, or arrangements maintained by Chartendure for the benefit of its directors, and there are no employment, consulting, severance, or indemnification arrangements, agreements or understandings between Chartendure, on the one hand, and any current or former directors, officers, or other employees (or affiliates thereof) of Chartendure, on the other hand. Chartendure is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in agreements in writing identified on Schedule 4.12 hereof.

         4.13 COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.13 hereof, Chartendure is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Chartendure is a party or are subject.

         4.14 REAL PROPERTY. Chartendure does not own, rent or lease any real property.

         4.15 ASSETS. Schedule 4.15 hereof lists all of Chartendure's fixed assets, and other tangible personal property owned, leased or used by Chartendure in its business.

         4.16 TITLE TO PROPERTY; ENCUMBRANCES. Chartendure has good and valid, to all of its properties and assets. Chartendure does not know of any potential action by any party, governmental or other, and no proceedings with respect thereto have been instituted of which Chartendure has notice, that would materially affect Chartendure's ability to use and to utilize each of such assets in its businesses.

         4.17 PROPRIETARY RIGHTS. Chartendure possesses full ownership of, or adequate and enforceable long-term licenses or other rights to use (without payment), all Proprietary Rights owned by or registered in the name of Chartendure or used in the businesses of Chartendure; Chartendure has not received any notice of conflict which asserts the rights of others with respect thereto and are not aware of any infringing use of any of its Proprietary Rights; and Chartendure had in all material respects performed all of the obligations required to be performed by it, and is not in default in any material respect, under any agreement relating to any Proprietary Right.

         4.18 SUBSIDIARIES; AFFILIATED ENTITIES. Chartendure has no subsidiaries. Chartendure does not own, directly or indirectly, a majority or controlling equity or related interest in any partnership, corporation, joint venture, business association or other Entity. No part of Chartendure's businesses are conducted through Entities other than the Company.

         4.19 TRADE NAMES. Chartendure does not use any fictitious business names or trade names, except the names included as Proprietary Rights.

         4.20 EMPLOYEE BENEFIT PLANS. Chartendure does not maintain or contribute to any Pension Plan or any Welfare Plan, nor is Chartendure presently, nor has it been within the last six years, a participating employer in any "multiemployer plan" (as defined in ERISA Section 3(37) or Section 414(f) of the Code).

         4.21 ACCOUNTS RECEIVABLE. All Receivables of Chartendure, whether or not reflected in the Financial Statements, represent transactions in the ordinary course of business.

         4.22 INVENTORIES. Chartendure has no inventories of products or supplies.

         4.23 CONTRACTS. Except as identified on Schedule 4.23 hereof, Chartendure has no contracts, agreements, or understandings, whether express or implied, written or oral.

         4.24 ACCOUNTS PAYABLE. The accounts payable reflected on the Company Financial Statements do, and those reflected on the books of Chartendure at the time of each Closing will, reflect all amounts owed by Chartendure in respect of trade accounts due and other Payables, and the actual Liability of Chartendure in respect of such obligations was not, and will not be, on any of such dates, in excess of the amounts so reflected on the books of Chartendure.

         4.25 LABOR MATTERS. Except as set forth on Schedule 4.25 hereof, there are no activities or controversies, including, without limitation, any labor organizing activities, election petitions or proceedings, proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns, or work stoppages, pending or, to the best of the knowledge of Chartendure, threatened, between Chartendure and any of its employees.

         4.26 INSURANCE. Chartendure has provided copies of each of Chartendure's insurance policies to PetQuarters. Chartendure has not within the past three (3) years received any notice of cancellation of any insurance agreement. Chartendure does not have any material claims pending under any of its insurance policies. Chartendure will maintain all of the insurance policies in full force and effect during the period of time between the execution of this Agreement and each Closing.

         4.27 YEAR 2000 COMPLIANCE. To the knowledge of the Shareholders, Chartendure's hardware, software, computer systems, chips and microprocessors have been modified, or are in the process of being modified, as necessary to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries.

         4.28 CUSTOMERS AND SUPPLIERS. Chartendure has no customers or suppliers.

         4.29 ACCURACY OF INFORMATION. None of Chartendure's or the Shareholders' representations, warranties or statements contained in this Agreement, in the Schedules and Exhibits hereto or in any other document delivered to Purchaser in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

         4.30 JURISDICTIONS. Chartendure is presently qualified to do business in the United Kingdom of Great Britain and Northern Ireland. Chartendure has complied in all material respects with all applicable rules and regulations of each regulatory agency therein.

         4.31 RECORDS. Chartendure and the Shareholders have delivered or made available to PetQuarters and its counsel true and complete copies of its articles of association, bylaws, minutes of all meetings of directors and shareholders and certificates reflecting all actions taken by the directors or shareholders without a meeting, partnership agreements and certificates, and other organizational documents of Chartendure, and such documents are, except as stated therein, in full force and effect on the date hereof. After consummation of the transaction contemplated hereby, all such documents of Chartendure shall remain with Chartendure or Purchaser.

                                    ARTICLE V
                   COVENANTS OF THE PURCHASER AND PETQUARTERS

         5.1 AFFIRMATIVE COVENANTS. From the date hereof through each Closing Date, PetQuarters and the Purchaser will take every action reasonably required of it in order to satisfy the conditions to each Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Selling Parties in this Agreement are and remain true and accurate and that the covenants and agreements of the Selling Parties in this Agreement are honored and that the conditions to the obligations of the Purchaser set forth in this Agreement are not incapable of satisfaction.

         5.2 CONFIDENTIALITY OF INFORMATION. Except as and to the extent required by law, PetQuarters and the Purchaser will not disclose or use, and will direct its representatives not to disclose or use to the detriment of the Selling Parties, any Confidential Information (as defined below) with respect to the information furnished, or to be furnished, by either the Selling Parties or its respective representatives to PetQuarters, the Purchaser or its representatives at any time or in any manner other than in connection with its evaluation of the Transaction; provided, however, that any disclosure or use that is required by, or good practice dictates the disclosure of, under, any U.S. or State's securities laws for lawful distribution of the Offering Memorandum or any subsequent securities filing or offering document shall not be deemed to be a violation of this Section 5.2. "Confidential Information" means any information about Chartendure stamped "confidential" or identified in writing as such to PetQuarters or the Purchaser by any of the Selling Parties promptly following its disclosure, unless (a) such information is already known to PetQuarters or the Purchaser or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of PetQuarters or the Purchaser or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of Chartendure in the event this Agreement is terminated for any reason prior to Closing, PetQuarters and the Purchaser will promptly return to Chartendure or destroy any Confidential Information in its possession and certify in writing to Chartendure that they have done so.

         5.3 EXPENSES. Whether or not the Transaction is consummated, all costs and expenses incurred by PetQuarters and the Purchaser in connection with this Agreement and the Transaction shall be paid by the Purchaser.

         5.4 UNREGISTERED SECURITIES. The Purchaser acknowledges that the Shares are not registered under the Securities Act of 1933 nor under the Arkansas Securities Act nor under the U.K. securities laws and represents and warrants as follows:

             (i) The Purchaser is acquiring the Shares for its own account solely for the investment purposes and not with a view to resell said Shares.

             (ii) The Purchaser has such knowledge and experience in business and financial matters as to enable it to be capable of evaluating the risks and merits of this investment.

             (iii) The Purchaser is able to bear the economic risks of an investment in the Shares.

             (iv) The Shares will not be resold or otherwise transferred or assigned without appropriate compliance with the registration provisions of the Securities Act of 1933 and the applicable state Blue Sky laws and applicable U.K. securities laws or exemption therefrom.

             (v) The Purchaser has been provided with or permitted access to all information which it deems material to formulating an investment decision and that such information has been sufficient to make an informed investment decision.

         5.5 COOPERATION. PetQuarters will cooperate with the Selling Parties and their counsel, accountants and agents in every way in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by the Selling Parties.

         5.6 ACCESS AND INFORMATION. PetQuarters shall afford to the Selling Parties and their counsel, accountants and agents reasonable access during normal business hours throughout the period prior to the First Closing to all information concerning PetQuarters' business, properties, and personnel as the Selling Parties may reasonably request.

         5.7 EMPLOYMENT AND BENEFITS. Pursuant to an agreement which will be subject to review and approval by the Board of Directors of PetQuarters, PetQuarters shall employ Patric Judge to represent PetQuarters at the public level with involved authoritative associations, the PetQuarters advisory board, and charitable trustees. Mr. Judge will also be responsible for managing and developing site content, brand equity and global expansion and any duties assigned to him by the Board of Directors. Subject to the approval of the Board, Mr. Judge shall initially receive the same compensation and benefits as Steve Dempsey in U.S. dollars. Mr. Dempsey shall use his best efforts to cause Mr. Judge to be elected to serve on the Board of Directors of PetQuarters. The terms and conditions of Mr. Judge's employment shall be embodied in a written contract to be negotiated in good faith as set out in the Letter of Intent between the Shareholders and PetQuarters dated May 4, 1999.

                                   ARTICLE VI
                        COVENANTS OF THE SELLING PARTIES

         6.1 RESTRICTIVE COVENANTS.

                     (a) CUSTOMER RESTRICTION. Each Shareholder covenants and agrees that he shall not, beginning on the First Closing Date and extending for a period of two (2) years after the Final Closing Date, working alone or in conjunction with one or more other persons or Entities, for compensation or not, (i) provide or offer to provide to any Customer any product or service similar to that offered or contemplated to be offered by Chartendure, PetQuarters or Purchaser immediately prior to any Closing, or (ii) induce or attempt to induce any Customer to withdraw, curtail or cancel its business with Chartendure, PetQuarters, or the Purchaser or in any manner modify or fail to enter into any actual or potential business relationship with PetQuarters, the Purchaser or Chartendure.

                     (b) NON-RAID. Each Shareholder covenants and agrees that he shall not, beginning on the First Closing Date and extending for a period of two (2) years after the Final Closing Date, working alone or in conjunction with one or more other persons or Entities, for compensation or not, (i) recruit or otherwise solicit or induce any person or Entity who is, on any Closing Date, an employee or Vendor of Chartendure to terminate its employment with, or otherwise cease its relationship with, Chartendure, PetQuarters or the Purchaser or any of its respective subsidiaries or affiliates, or (ii) hire, recruit or otherwise solicit any person or Entity who, within the six months immediately preceding any Closing Date, had been an employee or Vendor of Chartendure; provided, however, that clause (ii) shall not prohibit any Shareholder from hiring, recruiting or soliciting any person or Entity (A) on a part-time basis or (B) with which Chartendure have terminated its relationship after the Final Closing Date.

                     (c) NONCOMPETITION. Each Shareholder covenants and agrees that such Shareholder shall not, beginning on the First Closing Date and extending for a period of two (2) years after the Final Closing Date, working alone or in conjunction with one or more other persons or Entities, for compensation or not, permit such Shareholder's name to be used by or engage in or carry on, directly or indirectly, either for himself or as a member, stockholder, partner, investor (other than as an owner of less than 5% of any public traded Entity), officer or director of an Entity (other than PetQuarters or the Purchaser or a subsidiary or affiliate of PetQuarters or the Purchaser) or as an employee, agent, associate or contractor of any person or Entity (other than PetQuarters or the Purchaser and/or any of its subsidiaries or affiliates), any business in competition with the business of Chartendure as carried on by Chartendure immediately prior to the Closing, but only for as long as such business is carried on by (i) the Purchaser and/or any of its subsidiaries or affiliates or (ii) any person or Entity deriving title from the Purchaser or any of its subsidiaries or affiliates to the assets and goodwill of the business being carried on by Chartendure immediately prior to the Closing. The Parties intend that the covenants contained in this Section 6.1(c) shall be deemed to be a series of separate covenants, one for each State or country in which Chartendure does business immediately prior to the Closing and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this
         Section 6.1(c).

                     (d) REFORMATION. If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in
         Section 6.1(a),6.1(b) or 6.1(c) hereof because the time limit is too long, it is expressly understood and agreed between the Parties that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in Section 6.1(a), 6.1(b) or 6.1(c) hereof because they are more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of the Purchaser or any of its subsidiaries or affiliates, it is expressly understood and agreed between the Parties that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

                     (e) INJUNCTIVE RELIEF. Each Shareholder acknowledges that a breach of Section 6.1 hereof would cause irreparable damage to PetQuarters and the Purchaser, and in the event of such Shareholder's actual or threatened breach of the provisions of Section 6.1 hereof, PetQuarters and the Purchaser shall be entitled to a temporary restraining order and an injunction restraining such Shareholder from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by such Shareholder. Nothing shall be construed as prohibiting PetQuarters or the Purchaser from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from such Shareholder. Each Shareholder acknowledges that the restrictions set forth in Section 6.1 hereof are reasonable in scope and duration, given the nature of the business of PetQuarters and the Purchaser. Each Shareholder agrees that issuance of an injunction will not pose an unreasonable restriction on such Shareholder's ability to obtain employment or other work following the Closing Date.

                     (f) OTHER AGREEMENTS. The provisions of this Section 6.1 shall be independent of and in addition to any other agreement between PetQuarters, the Purchaser or Chartendure and any Shareholder regarding the subject matter of this Section 6.1.

                     (g) TERMINATION. Provided that the provisions of this Section shall not apply in the event this Agreement is terminated with respect to the purchase of any shares of Chartendure for which a Closing Date has not occurred in accordance with the terms of Section 2.5.

         6.2 AFFIRMATIVE COVENANTS. From the date hereof through the Final Closing Date, the Selling Parties will take every action reasonably required of any of them to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of PetQuarters and the Purchaser in this Agreement are and remain true and accurate and that the covenants and agreements of PetQuarters and the Purchaser in this Agreement are honored and that the conditions to the obligations of Chartendure set forth in this Agreement are not incapable of satisfaction.

         6.3 ACCESS AND INFORMATION. The Selling Parties shall afford to PetQuarters, the Purchaser and to the Purchaser's accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of Chartendure's properties, books, contracts, commitments, records and personnel, and, during such period, Chartendure shall furnish promptly to the Purchaser (1) all written communications from Chartendure to its directors or to its Shareholders generally, (2) Chartendure's internal monthly financial statements when and as available, and (3) all other information concerning its business, properties, and personnel as the Purchaser may reasonably request, but no investigation pursuant to this Section 6.3 shall affect any representations or warranties of the Selling Parties, or the conditions to the obligations of the Purchaser to consummate the Transaction contemplated by this Agreement. The Purchaser and its representatives shall assert its rights hereunder in such manner as to minimize interference with the business of Chartendure.

         6.4 NO SOLICITATION. The Selling Parties and those acting on its behalf will not, and Chartendure will use its best efforts to cause its officers, employees, agents, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person or Entity other than the Purchaser and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving Chartendure or division of Chartendure or any sale of any of its capital stock or of any division. Chartendure will notify the Purchaser immediately upon receipt of any inquiry, offer or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of Chartendure's business, or providing information to government authorities.

         6.5 CONDUCT OF BUSINESS.

             6.5.1 AFFIRMATIVE COVENANTS. The Selling Parties covenant and agree with the Purchaser that, on and after the date hereof and prior to the Final Closing Date or the termination of this Agreement pursuant to its terms, Chartendure shall, and the Shareholders shall cause Chartendure to:

                         (i) conduct its business according to the ordinary and
             usual course of business consistent with past practice;

                         (ii) use commercially reasonable efforts to preserve
             intact its business organization and goodwill, to keep available the services of its officers, directors and employees, and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers, licensors, licensees and others having business or financial relationships with it, and it shall immediately notify the Purchaser of any event or occurrence or emergency material to, and not in the ordinary and usual course of, its business;

                         (iii) continue properly and promptly to file when due
             all U.K. and U.S. federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it;

                         (iv) comply in all material respects with all laws and
             regulations applicable to it and its operations;

                         (v) maintain in full force and effect insurance
             coverage of a type and amount customary in its business, but not less than that presently in effect; and

                         (vi) maintain its assets and properties in good repair
             and in the same condition, reasonable wear and tear excepted, as they were on the date of this Agreement.

             6.5.2 NEGATIVE COVENANTS. Without limiting the generality of the foregoing, and except for actions listed on Schedule 6.5.2 hereof, without the Purchaser's prior written consent, Chartendure shall not, and the Shareholders shall cause Chartendure not to, on or after the date hereof and prior to the consummation of the Transaction or the termination of this Agreement pursuant to its terms:

             (i) amend its Articles of Incorporation or Bylaws;

             (ii) split, combine, or reclassify any of its outstanding securities or declare, set aside, or pay any dividend or other distribution on or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock, or property;

             (iii) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing or otherwise change its capitalization as it exists on the date hereof;

             (iv) create, incur, or assume any long-term or short-term indebtedness for money borrowed, guarantee the payment of any such indebtedness, or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice;

             (v) adopt, enter into, or amend any bonus, profit-sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee;

             (vi) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice.

             (vii) sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement;

             (viii) enter into, amend or terminate any material contract, agreement, commitment, or understanding;

             (ix) enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the foregoing; or

             (x) hold any meetings of its board of directors, or any committee thereof, or of its Shareholders, without inviting a representative selected by the Purchaser to attend the same (although Chartendure may request that such representative absent himself or herself during that portion of any such meeting that pertains to issues arising under this Agreement).

         6.6 COOPERATION. The Selling Parties will cooperate with PetQuarters, the Purchaser and its counsel, accountants and agents in every way in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by PetQuarters and the Purchaser.

         6.7 EXPENSES. Whether or not the Transaction is consummated, all costs and expenses incurred by the Selling Parties in connection with this Agreement and the Transaction shall be paid by the Shareholders.

                                   ARTICLE VII
                                MUTUAL COVENANTS

         7.1 PUBLICITY. Prior to the First Closing, no Party will issue or make any reports, statements or releases to the public with respect to this Agreement or the Transaction contemplated hereby without consulting the other as to the content and wording of such disclosure or release; provided, however, that the foregoing shall not be deemed to prohibit any disclosure required by applicable law or by any governmental authority having jurisdiction over such matters, or by the disclosure obligations of PetQuarters.

         7.2 EXECUTION OF ADDITIONAL DOCUMENTS. Each Party will at any time, and from time to time after the First Closing Date and any subsequent Closing Date, upon request of any other Party, execute, acknowledge and deliver all such further deeds, assignments, transfers, conveyances, powers of attorney and assurance, and take all such further action, as may be reasonably required to carry out the intent of this Agreement, and to transfer and vest title to any Shares and Purchase Shares being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Shares and Purchase Shares sold, granted, assigned, transferred, delivered and conveyed pursuant hereto; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

                                  ARTICLE VIII
                         SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES/INDEMNIFICATION

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties by the Parties in Articles III and IV hereof or in any other Article or Section hereof, or in any certificate or other document furnished or to be furnished by the Parties pursuant hereto, shall survive delivery by the Parties of the consideration to be given by them hereunder, and shall survive the execution hereof, the Closing hereunder and the Final Closing Date, all such representations and warranties to expire on the first anniversary of the Final Closing Date.

         8.2 INDEMNIFICATION BY SHAREHOLDERS. Upon the terms and subject to the conditions set forth in Sections 8.4 and 8.5 hereof and this Section 8.2, each of the Shareholders agrees, severally based upon the pro rata share of the Purchase Price received by such Shareholder, to indemnify, defend, protect, save and hold harmless the Purchaser and PetQuarters against, and will reimburse the Purchaser or PetQuarters on demand for, any and all Losses made or incurred by or asserted against the Purchaser or PetQuarters, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following ("Shareholder Indemnifiable Claims"):

                     (a) any inaccuracy or misrepresentation in, omission from, or breach or nonfulfillment of representation, warranty, term, provision, covenant or agreement on the part of any Shareholder contained in this Agreement or in any certificate or other instrument furnished or to be furnished by the Company or any Shareholder to the Purchaser pursuant hereto; provided, however, that no Shareholder shall have any liability to the Purchaser or PetQuarters for breach of any covenant set forth in Section 6.1 hereof except for liability arising from such Shareholder's own conduct; or

                     (b) any liability or obligation of the Company or any
             Shareholder, whether imposed by any law or pursuant to any agreement, for any Taxes with respect to periods or events or transactions (including, without limitation, the events or transactions described or permitted to be taken hereunder) prior to or ending on the Closing Date, but only to the extent that such Taxes, in the aggregate, exceed the amount of the aggregate reserves for such Taxes, if any, shown as liabilities on the Company Financial Statements.

The obligation of the Shareholders to indemnify the Purchaser and PetQuarters with respect to any Shareholder Indemnifiable Claims shall not be affected by the fact that the Purchaser, PetQuarters or its representatives conducted any due diligence investigation.

         8.3 INDEMNIFICATION BY PETQUARTERS AND THE PURCHASER. Upon the terms and subject to the conditions set forth in Sections 8.4 and 8.5 hereof and this
Section 8.3, the Purchaser and PetQuarters, jointly and severally, agree to indemnify, defend, protect, save and hold harmless each Shareholder and Chartendure against, and will reimburse each Shareholder and Chartendure on demand for, any and all Losses made or incurred by or asserted against any Shareholder, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following ("Purchaser Indemnifiable Claims").

                     (a) Any inaccuracy or misrepresentation in, omission from, or breach or nonfulfillment of any representation, warranty, term, provision, covenant or agreement on the part of the Purchaser and/or PetQuarters contained in this Agreement or in any certificate or other instrument furnished or to be furnished by the Purchaser and/or PetQuarters to any Shareholder or Chartendure pursuant hereto; and

                     (b) The obligations of PetQuarters and/or the Purchaser
             arising at any time (the "Determination Time") from the business operations of PetQuarters and/or the Purchaser or resulting from ownership of the Purchase Shares, whether known or unknown, contingent or absolute, recorded on its/their books or not, and arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior time or resulted from the passage of time to the Determination Time, including, but not limited to, any lawsuit (at law or in equity), administrative or other proceeding initiated by any person or Entity against any Shareholder to enforce the payment or performance of any such obligation, to the extent not specifically subject to an indemnity by the Shareholders under the terms of this Agreement.

The obligation of the Purchaser and PetQuarters to indemnify the Shareholders and Chartendure with respect to any Purchaser Indemnifiable Claim shall not be affected by the fact that the Shareholders or Chartendure or their representatives conducted any due diligence investigation.


         8.4 LIMITATIONS ON INDEMNIFICATION. Rights to indemnification under
Section 8.2 or 8.3 hereof are subject to the following limitations:

                     (a) With respect to any Losses incurred by the Purchaser or
             PetQuarters with respect to any Shareholder Indemnifiable Claim relating to any representation or warranty of Shareholder set forth in Section 4.2 or 4.9 hereof or any matter referred to in Section 8.2(b) hereof, the Purchaser and PetQuarters shall be entitled to indemnification under Section 8.2 hereof for all such Losses incurred by them with respect to such Shareholder Indemnifiable Claim

                     (b) Subject to Section 8.4(h) hereof, the obligations of
             the Shareholders under Section 8.2 hereof with respect to any Losses incurred by any Purchaser Indemnitee with respect to any Shareholder Indemnifiable Claim relating to any representation or warranty of Shareholder set forth in Section 4.9 hereof or any matters referred to in Section 8.2(b) hereof shall terminate on the expiration of the respective statute of limitations applicable to assessment and collection of Taxes under the laws then applicable to such Taxes.

                     (c) The obligations of the Shareholders under Section 8.2
             hereof with respect to any Losses incurred by either the Purchaser or PetQuarters with respect to Shareholder Indemnifiable Claims relating to any representation or warranty of Shareholder set forth in Section 4.2 or 4.9 hereof shall not expire.

                     (d) Subject to Section 8.4(h) hereof, the obligations of
             the Shareholders under Section 8.2 hereof with respect to any Losses incurred by either the Purchaser or PetQuarters with respect to any Shareholder Indemnifiable Claim relating to any representation or warranty hereunder (other than any representation or warranty of the Shareholders set forth in Section 4.2 or 4.9 hereof) shall terminate on the first anniversary of the Closing Date.

                     (e) Subject to Section 8.4(h) hereof, the obligations of
             the Shareholders under Section 8.2 hereof with respect to any Losses incurred by either the Purchaser or PetQuarters with respect to any Shareholder Indemnifiable Claim arising out of or relating to any covenant or agreement of the Shareholders set forth in this Agreement shall terminate upon expiration, if any, of such covenant or agreement as provided herein.

                     (f) The obligations of PetQuarters and the Purchaser under
             Section 8.3 hereof with respect to any Losses incurred by any Shareholder with respect to any Purchaser Indemnifiable Claims relating to any representation or warranty or PetQuarters or Purchaser set forth in Section 3.2, 3.4, and 3.6 hereof shall not expire.

                     (g) Subject to Section 8.4(h) hereof and not including any indemnity provided by Section 8.3(b) hereof, the obligations of PetQuarters and the Purchaser under Section 8.3 hereof with respect to any Losses incurred by any Shareholder with respect to any Purchaser Indemnifiable Claim relating to any matter referred to in
             Section 8.3(a) hereof shall terminate on the first anniversary of the Closing Date.

                     (h) The foregoing provisions of this section 8.4
             notwithstanding, if, prior to the termination of any obligation to indemnify, written notice of a Shareholder Indemnifiable Claim or a Purchaser Indemnifiable Claim, as the case may be, is given by the Party seeking indemnification (the "Indemnified Party") to the Party from whom indemnification is sought (the "Indemnifying Party"), or a suit or action based upon a Shareholder Indemnifiable Claim or a Purchaser Indemnifiable Claim, as the case may be, is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claim, breach, occurrence, other matter, or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the Shareholder Indemnifiable Claim or the Purchaser Indemnifiable Claim, as the case may be, by any reason of the termination otherwise provided for above in this Section 8.4, if any.

         8.5 CONDITIONS OF INDEMNIFICATION. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any Shareholder Indemnifiable Claim or Purchaser Indemnifiable Claim:

                     (a) Promptly after the Indemnified Party first receives
             written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a "Third Party Claim"), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any written documents.

                     (b) The obligation of the Indemnifying Party to indemnify
             the Indemnified Party with respect to any Claim shall not be affected by the failure of the Indemnified Party to give the notice with respect thereto in accordance with Section 8.5(a) hereof unless the Indemnifying Party has been materially prejudiced thereby.

                     (c) If the Claim involves a Third Party Claim, then the
             Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party's failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 8.2 or 8.3 hereof, regardless of the outcome of such Third Party Claim. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney's fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, the Purchaser Indemnitees, the Company and the Shareholders shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

                                   ARTICLE IX
                              CONDITIONS TO CLOSING

         9.1 CONDITIONS TO OBLIGATION OF THE PURCHASER. The obligation of the Purchaser to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless the Purchaser shall waive such fulfillment:

             (i) No injunction, restraining order or other order issued by a court of competent jurisdiction that prohibits the consummation of the Transaction shall be in effect and no action, suit or proceeding before any court or any governmental body or authority pertaining to the Transaction contemplated by this Agreement or to its consummation shall have been instituted on or before any Closing Date;

             (ii) There shall not have been taken or proposed any action, and no statute, rule or regulation shall have been promulgated or enacted, by any local, state, federal or foreign government or governmental agency, that would render the consummation of the Transaction illegal;

             (iii) This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required to consummate the Transaction;

             (iv) Each of the Selling Parties shall have performed all agreements and covenants and satisfied all conditions on their part to be performed or satisfied on or prior to the Closing;

             (v) No material adverse change shall, in the reasonable judgment of the Purchaser, have taken place in the assets, business, condition (financial or otherwise), operations, or prospects of Chartendure since the date of the Financial Statements other than those, if any, that result from the changes permitted by, and transactions contemplated by, this Agreement and Chartendure shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business;

             (vi) The representations and warranties of each of the Selling Parties set forth in this Agreement, the Schedules or Exhibits hereto or in any written statement that shall be delivered to the Purchaser shall be true and correct in all material respects on and as of each Closing Date as if made on and as of such date;

             (vii) The Purchaser shall have received from each of the Selling Parties a certificate, executed by such Selling Party or its authorized representative, dated as of the Closing Date, as to the satisfaction of the conditions in paragraphs (iv), (v) and (vi) above;

             (viii) The Purchaser shall have received, on and as of the Closing Date, such other closing documents and instruments as the Purchaser shall reasonably request, in each case reasonably satisfactory in form and substance to the Purchaser and its counsel; and

             (ix) The Selling Parties shall have delivered to Purchaser, on or prior to the Third Closing, except as otherwise requested by the Purchaser, the written resignations of all of the officers and directors of Chartendure, and will cause any other action to be taken with respect to those resignations that the Purchaser may reasonably request

             (x) The Purchaser shall have adopted, ratified and agreed to be bound by this Agreement prior to the First Closing Date.

         9.2 CONDITIONS TO OBLIGATION OF THE SELLING PARTIES. The obligation of the Selling Parties to effect the Transaction shall be subject to the fulfillment at or prior to each Closing of the following conditions, unless the Selling Parties shall waive such fulfillment:

             (i) No injunction, restraining order or other order issued by a court of competent jurisdiction that prohibits the consummation of the Transaction shall be in effect and no action, suit or proceeding before any court or any governmental body or authority pertaining to the Transaction contemplated by this Agreement or to its consummation shall have been instituted on or before any Closing Date;

             (ii) There shall not have been taken any action, and no statute, rule or regulation shall have been promulgated or enacted, by any state, federal or foreign government or governmental agency, that would render the consummation of the Transaction illegal;

             (iii) This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties required to consummate the Transaction;

             (iv) The Purchaser and PetQuarters shall have performed all agreements and covenants and satisfied all conditions on its part to be satisfied on or prior to the Closing;

             (v) The representations and warranties of the Purchaser and PetQuarters set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date;

             (vi) The Selling Parties shall have received from PetQuarters a certificate, executed by PetQuarters or its authorized representative, dated as of the Closing Date, as to the satisfaction of the conditions in paragraphs (iv) and (v) above;

             (vii) The Selling Parties shall have received, on and as of the Closing Date, such other closing documents and instruments as the Selling Parties shall reasonably request, in each case reasonably satisfactory in form and substance to the Selling Parties and their respective counsel.

                                    ARTICLE X
                                   THE CLOSING

         10.1 CLOSING. Each Closing hereunder shall take place at the offices of PetQuarters in Lonoke, Arkansas, or at such other place as the Purchaser and the Selling Parties may agree upon, on the Closing Date.

         10.2 DELIVERY BY THE SELLING PARTIES. At each Closing, the Selling Parties shall deliver to the Purchaser the following instruments, in form and substance satisfactory to the Purchaser and its counsel, against delivery of the items specified in Section 10.4:

             (i) Certificates representing the requisite number of the Shares, registered in the names of the Shareholders, duly endorsed by the Shareholders for transfer and upon which are affixed any documentary stock transfer stamps required by law (executed in blank or in favor of the Purchaser), together with all other documents necessary or appropriate to validly transfer the Shares to the Purchaser free and clear of any and all encumbrances. On submission of the certificates to Chartendure for transfer, Chartendure shall issue to the Purchaser certificates representing the Shares, registered in the Purchaser's name; and

             (ii) The certificates as provided in Section 8.1(vii).

         10.3 DELIVERY BY THE SELLING PARTIES ON THE FINAL CLOSING DATE. At the Final Closing Date, in addition to those items required by (i) and (ii) of
Section 10.2, the Selling Parties shall deliver the following:

             (i) The stock books, stock ledgers, minute books and corporate seals of Chartendure; and

             (ii) The written resignations of Chartendure's officers and directors as provided in Section 9.1(x).

         10.4 DELIVERY BY THE PURCHASER. At each Closing, the Purchaser shall deliver to the Shareholders the following instruments, in form and substance satisfactory to the Shareholders and their counsel, against delivery of the items specified in Sections 10.2 and 10.3:

             (i) The stock certificates for the Purchase Shares as provided in Sections 2.2.3 through 2.2.5; and

             (ii) The certificate as provided in Section 9.2(vi).


                                   ARTICLE XI
                         TERMINATION, AMENDMENT, WAIVER

         11.1 TERMINATION. This Agreement and the Transaction may be terminated at any time prior to the Closing:

              11.1.1 By mutual consent of the Purchaser and the Selling Parties; or

              11.1.2 By either the Purchaser or the Selling Parties, upon written notice to the other, if the conditions to such Party's obligations to consummate the Transaction, in the case of the Purchaser, as provided in Section 9.1, or, in the case of the Selling Parties, as provided in Section 9.2, were not, or cannot reasonably be, satisfied within 60 days of the applicable Closing Date, unless the failure of condition is the result of the material breach of this Agreement by the Party seeking to terminate.

Sections 5.2, 5.3, and 6.7 of this Agreement shall survive any termination of this Agreement.

         11.2 AMENDMENT. This Agreement may be amended by the Selling Parties and the Purchaser by action taken at any time prior to the Closing, and by the Shareholders and the Purchaser at any time subsequent to the Closing. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties required by the preceding sentence.

         11.3 WAIVER. At any time prior to the Closing Date, the Purchaser or the Selling Parties may (1) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (2) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (3) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

                                   ARTICLE XII
                               GENERAL PROVISIONS

         12.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or delivered by an overnight mail service such as UPS or Federal Express to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice given at least five (5) business days prior thereto):

                  If to the Purchaser:

                  PetQuarters, Inc.
                  P.O. Box 410
                  Lonoke, Arkansas  72086
                  Attention:  Steve Dempsey

                  with a copy to:

                  Wright, Lindsey & Jennings LLP
                  200 West Capitol
                  Suite 2200
                  Little Rock, Arkansas  72201-3699
                  Attention:  C. Tad Bohannon

                  If to the Selling Parties or any of them:

                  Chartendure Limited
                  23 High Street
                  Tring, Hertfordshire
                  HP235AH, UK
                  Attention: Patric Judge, Managing Director with copies to Chartendure's counsel:

                  Horne, Hollingsworth & Parker, P.A.
                  Suite 501
                  401 West Capitol Ave.
                  Little Rock, Arkansas  72201
                  Attention:  Michael O. Parker

                  And

                  Clintons Solicitors
                  55 Drury Lane
                  Covent Garden
                  London, WC2B 5SQ
                  Attention: David Landsman, Partner

                  Provided that Chartendure's counsel identified above are also representing Patric Judge, but are not representing Shareholders Hugh O'Neill or Tom McMeekin in this Transaction.


         12.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.3 MISCELLANEOUS. This Agreement (1) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the parties after the date hereof; (2) is not intended to confer upon any other person or Entity any rights or remedies hereunder; (3) shall not be assigned by operation of law or otherwise except for assignment of all or any part of the rights of the Purchaser hereunder, which may be freely assigned by the Purchaser; and (4) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Arkansas, without regard to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on the date first written above by their respective officers thereunto duly authorized.

THE PURCHASER:                             CHARTENDURE:

PETQUARTERS, INC.                          CHARTENDURE LIMITED

By: /s/ Steve Dempsey                      By: /s/ Patric Judge
----------------------------------         ----------------------------------
Steve Dempsey, President                   Patric Judge, Director

THE SHAREHOLDERS:


  /s/ Patric Judge
----------------------------------------
Patric Judge, an individual


  /s/ Hugh O'Neill
----------------------------------------
Hugh O'Neill, an individual


  /s/ Tom McMeekin
----------------------------------------
Tom McMeekin, an individual

                          RATIFICATION BY THE PURCHASER

         On this 2nd day of July , 1999, by the signature of its authorized representative below, the Purchaser hereby ratifies this Agreement and hereby agrees to be bound by its terms and obligations.

                                    PETQUARTERS ACQUISITION COMPANY II, INC.

                                    /s/
                                    --------------------------------------------
                                By:
                                    --------------------------------------------